<PAGE 1>
EXHIBIT 10(cc)

                RETIREMENT PLAN FOR DIRECTORS

                             OF

                    MIDLANTIC CORPORATION

	1. Purpose. The Retirement Plan for Directors of Midlantic Corporation (the "Plan") is designed to enhance the ability of Midlantic Corporation ("the Company") to attract and retain competent and experienced directors by providing retirement benefits for directors of the Company. The Plan is intended to constitute an unfunded pension plan maintained solely for the directors of the Company which qualifies for exemptions from the Employee Retirement Income Security Act of 1974, as amended. The Plan is not a qualified plan under the Internal Revenue Code of 1986, as amended, and benefits are paid to participants directly by the Company.

	2. Definitions. The following terms shall have the meanings indicated below for all purposes of the Plan:

	(a) "Board Service" means service as a director of the Company and service prior to March 1987 as a director of Midlantic Banks Inc. ("MBI") or Continental Bancorp, Inc. ("CBI"). "Board Service" shall not include any period during which a Director serves as a director emeritus nor shall it include any service on the board of directors of any predecessor of the Company other than as expressly set forth above or service during any period in which the director was a paid employee of the Company, MBI, CBI or any of their subsidiaries.

	(b) A "Break in Board Service" shall mean any period of time following a Director's Board Service during which the Director (i) did not serve as a director of the Company, MBI or CBI or (ii) was a paid employee of the Company, MBI, CBI or any of their subsidiaries.

	(c) "Continuous Board Service" means a Director's Board Service subsequent to the Director's most recent Break in Board Service, if any. Board Service prior to any such Break in Board Service shall not qualify in determining "Continuous Board Service".

	(d) "Director" means any individual serving as a member of the Board of Directors of the Company on the Effective Date and any individual elected by the shareholders or the Board of Directors of the Company to serve as a director of the Company at any time after the Effective Date.

	(e)  "Effective Date" means March 22, 1995.

	(f) "Eligible Director" shall have the meaning specified in

<PAGE 2>
Section 3 of the Plan.

	(g) "Retainer" means the annual retainer paid to a Director as compensation for service as a Director of the Company, excluding any retainer paid with respect to service on any committee of the Board of Directors and any fees paid for attendance at meetings of the Board of Directors or any committee thereof.

	(h) For purposes of the Plan, a "year" shall mean any period of twelve (12) consecutive months.

	3. Eligibility. Any Director who (a) has completed five (5) or more years of Continuous Board Service, (b) has not been removed for cause, (c) has attained the age of 65 years while serving as a Director, and (d) whose service as a Director terminates, either through retirement or death, on or after the Effective Date and after satisfying the eligibility criteria specified in clauses (a) through (c) of this Section 3 (an "Eligible Director") shall be eligible to receive retirement benefits as provided herein.

	4. Retirement Benefit. The aggregate amount of benefits payable to an Eligible Director hereunder (the
"Retirement Benefit") shall be that amount equal to (i) the Retainer in effect on the date on which the Eligible
Director's service as a Director terminates, times (ii) the number of full years of Continuous Board Service completed by the Eligible Director immediately prior to the date on which his or her service as a Director terminates, up to a maximum of ten (10) years.

	5. Payment of Retirement Benefit.

	(a) The Retirement Benefit shall be paid over a period of nine (9) years (the "Payment Period") as follows: (i) during the first year of the Payment Period, the Eligible Director shall receive an amount equal to one-fifth of the total Retirement Benefit, payable in equal semiannual installments on January 1 and July 1 of such year, and (ii) in each of the second through ninth years of the Payment Period, the Eligible Director shall receive an amount equal to one-tenth of the total Retirement Benefit, payable in equal semiannual installments on January 1 and July 1 of each such year.

	(b) If an Eligible Director's service as a Director terminates by reason of death or if an Eligible Director dies after termination of service as a Director but prior to receipt in full of the Retirement Benefit payable hereunder, any unpaid portion of the Retirement Benefit shall be paid to (i) the beneficiary designated by the Eligible Director in writing, which beneficiary designation may be delivered to the Company at any time prior to the Eligible Director's death or, (ii) if no such designation is made, to the person or persons specifically named

<PAGE 3>
in the Director's will as the beneficiary or beneficiaries of the Retirement Benefit or, (iii) if no such person or persons are so named, to the personal representative of such deceased Eligible Director.

	6. Administration. The Plan shall be administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the authority to construe the Plan (which construction shall be conclusive), to correct any defects, to supply any omissions and to reconcile inconsistencies to the extent necessary to effectuate the Plan.

	7. No Rights to Benefits. No Director shall have any rights to benefits under the Plan until such Director becomes an Eligible Director as provided in Section 3 hereof.

	8. Amendment or Termination of Plan. The Company reserves the right to amend, modify, restate or terminate the Plan at any time; provided, however, that no such action shall reduce the benefits of any Eligible Director who had previously retired or died.

	9. Miscellaneous.

	(a) The adoption and maintenance of this Plan shall not constitute a contract between the Company and any Director. Nothing contained herein shall be deemed to give any Director the right to be retained as a Director, nor shall it interfere with the Director's right to terminate his or her membership on the Board of Directors at any time.

	(b) All benefits payable under the Plan constitute an unfunded, unsecured obligation of the Company. Payments shall be made, when due, from the general funds of the Company. The Company, at its option, may maintain one or more bookkeeping accounts to reflect its obligations under the Plan and may make such investments or establish such trust(s) as it may deem desirable to assist it in meeting its obligations hereunder. No Director shall have any right, title or interest in any such accounts, investments or trusts.

	(c) The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. Except as otherwise required by law, any attempt to assign, transfer or dispose of any right to receive benefits under the Plan shall be null and void.

	(d) The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.